Wallbox N.V.

November 10, 2021

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Manufacturing

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Ernest Greene
John Cash
Erin Purnell
Anne Parker

Re:	Wallbox N.V.
Registration Statement on Form F-1
Filed November 1, 2021 File No. 333-260652

Ladies and Gentlemen:

Wallbox N.V. (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 4:30 P.M., Washington, D.C. time, on November 12, 2021 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

Wallbox N.V.

By:	/s/ Enric Asunción Escorsa
Enric Asunción Escorsa
Chief Executive Officer

cc:	(via e-mail)

Ryan J. Maierson, Latham & Watkins LLP

Juan Sagales, Wallbox N.V